Exhibit 10.6

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

[*] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

CLINICAL SERVICES AGREEMENT

THIS CLINICAL SERVICES AGREEMENT (together with all corresponding Exhibits, "AGREEMENT") is entered into as the 1st of November 2011 by and between Advanced Accelerator Applications, with registered office in Saint-Genis-Pouilly, 20 rue Diesel, France ("SPONSOR"), and Pierrel Research Italy Spa ("CRO"), with registered office in Via Pietro Mascagni 14, Milan, Italy and operational offices in Italy, in Sesto S. Giovanni (MI), Via Alberto Falck 15 and in Cantù (CO), Via Como 5.

WHEREAS, SPONSOR requires various clinical research services in support of the clinical trial “A multicenter, stratified, open, randomized, comparator-controlled parallel groups phase III study comparing treatment with 177Lu-DOTA0-Tyr3-Octreotate to Octreotide LAR in patients with inoperable, progressive , somatostatin receptor positive midgut carcinoid tumours ” (“Project” or “Study”) to be conducted in various clinical institutions according to the protocol synopsis which is set forth in Exhibit A to this Agreement (“Protocol”);

WHEREAS, CRO is properly qualified by the competent regulatory authorities and engaged in the business of providing such services;

WHEREAS, CRO has been approved by The French Ministry of Higher Education and Research, as an organization carrying out R&D activities for the account of private companies (see Exhibit B) and said approval is needed in order to enable AAA to benefit of the so called “Credit d’impôt recherché (CIR)”;

WHEREAS, SPONSOR and CRO entered into a Letter of Intent dated 01 May 2011 and following First Extension and Amendment of the Letter of intent dated 01 September 2011, concerning some preliminary clinical research services linked to the clinical services of this Agreement (“Start-up Agreement”);

WHEREAS, pursuant to the Start-up Agreement CRO has invoiced to SPONSOR the overall amount of Euro 178.375,50 for CRO services activities, Euro 3.576,00 for CRO Operational Costs and Euro 23.290,00 for Pass-Through Costs.

NOW, THEREFORE, for good and valuable consideration, and intending to be legally bound, SPONSOR and CRO hereby agree as follows:

1. SCOPE OF AGREEMENT

1.1           The specific responsibilities, tasks and obligations to be performed by CRO with respect to the Project, as set forth in the Protocol, and relevant timing (the "Services") are expressly set forth in Exhibits C attached to this Agreement, which, together with the Exhibits attached hereto, are incorporated by reference herein. The responsibility for the Services is being transferred to CRO in accordance with the applicable provisions of law concerning the CRO activity.

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Sponsor authorises the CRO to conduct the Services, to submit on its behalf the Protocol as well as any subsequent amendment, previously shared and agreed with SPONSOR, to all Competent Authorities for approval.

Without prejudice of the of paragraph 2.1 below, Parties agree that the agreements with the jointly selected central laboratories for the purpose of the implementation and execution of the Project will be signed directly by CRO in the exclusive interest of Sponsor.

Without prejudice of the provision of paragraph 1.3 below, Parties agree that the agreements with Public Institutions (hospitals) in USA and in Switzerland for the purpose of the implementation and execution of the Project will be signed directly by CRO in the exclusive interest of Sponsor and will be in line with the budgeted costs. Payments under said agreements shall be invoiced by the USA and Swiss Public Institutions to Pierrel and Pierrel will pay the invoiced amount to them. Said pass-through cost shall be charged to AAA according to paragraph 2.5.2) below, provided that SPONSOR may require that CRO invoices the Pass-Through Costs relevant to USA Public Institutions be charged and invoiced to SPONSOR’s USA affiliate and, upon SPONSOR’s request, CRO shall invoice as required by SPONSOR.

The agreements with Public Institutions (hospitals) in EU countries will be signed by Sponsor, being agreed between the Parties that the CRO will take care of the negotiation and managing of the agreements (contact with the institution, negotiation and finalization of the agreement), and will help SPONSOR to manage the payments: EU Public Institutions will invoice SPONSOR for any payment under their agreements and SPONSOR will directly pay the amount so invoiced and CRO shall timely check all invoices issued by the EU Public Institutions to ensure that the relevant amounts are effectively due under the relevant agreements.

The Services regulated by this agreement include the sub-study in Protocol N° AAA-III-01/FINAL version 1.0, November 14th, 2011, Par. 6.6 Dosimetry, Pharmacokinetics and ECG (from page 64 to page 70)  -  and related appendices. If SPONSOR requires CRO to make additional sub-studies, CRO shall provide SPONSOR with a budget proposal that, if and when accepted by SPONSOR, will be regulated as an addendum to the present agreement.

1.2           CRO agrees to provide the Services in accordance with this Agreement and its Exhibits and: (a) all applicable laws and regulations, including without limitations the Declaration of Helsinki, the ICH-Guideline of Good Clinical Practice (CPMP/ICH/135/1995), Directives 2001/20/EC and 2005/28/EC and the laws and regulations implementing said directives in each territory where the Project is performed; (b) the relevant provisions regulating the ethic committee activity and taking into account the peculiarity of the clinical institutions involved. CRO will use (i) appropriately qualified and trained personnel, (ii) standard operating procedures, ensuring a full compliance with the above mentioned guidelines and regulations and, in general (iii) the standard of care that are customary required in the performance of the type of services as the Services.

1.3. CRO will take all reasonable steps to ensure that personnel it uses to perform its obligations under this Agreement are appropriately trained and qualified to conduct the Study in accordance with the terms of this Agreement.

CRO shall promptly deliver general terms and conditions of any agreement which CRO is negotiating with clinical institutions (including Public Institutions – hospitals - in USA) or subcontractors for the performance of any of the Services. SPONSOR is committed to give its feedback on the received documents as soon as possible and in any case in no more than 5 working days (i.e. days when banks are open both in France and in Italy) and CRO shall take it in due consideration.

Upon SPONSOR request, CRO shall deliver any executed agreement between CRO and clinical institutions or subcontractors.

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For the avoidance of doubt, any subcontractor of the Services (in whole or in part) must be previously approved by SPONSOR.

In case any of the Services is subcontracted, CRO shall remain fully responsible for its performance under this Agreement.

As far as subcontracting with external laboratories is concerned, SPONSOR shall be responsible jointly with CRO for those contractual obligations - referred to the CRO in the agreements signed between CRO and external laboratories - that involve SPONSOR’s actions or responsibilities.

1.4           CRO warrants its full cooperation with the SPONSOR in pursuing the completion of the Project. To this purpose, CRO undertakes to submit to SPONSOR for approval the necessary and appropriate documentation for the start-up, conduct and reporting of the Study. CRO shall upon SPONSOR request and in any case at least monthly report to SPONSOR on the progress (activities, results and timing) of the Project and Services and provide to SPONSOR all requested documents and details in relation thereto.

1.5           In the event the position of any person dedicated to the Project remains for any reason vacant during the performance of the relevant Service, CRO shall immediately notify SPONSOR of such event and, subject to SPONSOR’s written consent which shall not be unreasonably withheld, shall appoint without delay another qualified person in order to ensure the continuity of the performance of such a Service without any interruption.

2. PAYMENT

2.1           In consideration of the Services, SPONSOR shall pay to CRO the Service Fees and Pass-Through Costs provided in Exhibit C (except for the amount of the “Investigator Grant” for the EU countries, which shall be paid directly by SPONSOR as provided in paragraph 1.1. above), provided that the relevant price/cost per unit are definitively agreed (without prejudice of the provision of paragraph2.4), but the aggregate amount of the Service Fees and Pass-Through Costs may change in case the number of units vary. The amount chargeable by CRO to SPONSOR under the term of this Agreement, excluding the preliminary clinical research services performed by CRO pursuant to the Start-up Agreement, is estimated in Euro 3.102.181,00 for Service Fees (the amount includes “CRO Services Fees” and “CRO Operational Costs”) and Euro 4.196.140,00 for Pass-Through Costs (all as better described and detailed in Exhibit C and except for the amount of the “Investigator Grant” for the EU countries), unless otherwise agreed in writing by both SPONSOR and CRO.

2.2           In the Pass-Through Costs amount are not included the Pass-Through Costs related to external laboratories (KEOSYS-QUALIM and INTERLAB) and related to insurance coverage (if any) for DSMB members; these Pass-through costs will be in any case regulated by this Agreement – provided that they are previously agreed with the SPONSOR - and will be subject to the same billing as the Pass-Through Cost detailed in Exhibit C, that is as indicated in article 2.5.2): the relevant amount shall be ascribed to the upfront payment under article 2.5.2)(a) until the same is reached and will thereafter invoiced by CRO to SPONSOR “at cost”. Any agreement with external laboratories (KEOSYS-QUALIM and INTERLAB or others) or related to insurance coverage, which is not included in the above estimate must be negotiated with the participation of SPONSOR and its execution and any future amendment must be previously approved by SPONSOR.

2.3           As used in this Agreement, the term "Pass-Through Costs" means all investigator’s grants, ethics committee fees, shipping costs, external vendors costs (if applicable), or other applicable pass-through costs actually incurred by CRO under this Agreement or the Exhibit(s)

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in order to expedite successful completion of the Project, which costs are normal and routine to studies similar to such Project.

2.4           CRO hereby represents to SPONSOR that the Service Fees and Pass Through Costs provided in Exhibit C have been determined and made after due and careful inquiry. It is also agreed that Starting 1st of May, 2012, and each May for the following years, a % service price increase based on the Official European CPI (Consumer Price Index) of the previous year, will be applied to the Services Fees provided in Exhibit C .

2.5   The payments will be regulated as follow:

1)	Payments for Service Fees will be made accordingly to the following (see also Exhibit D):

(a) within January 2012, CRO shall invoice to SPONSOR Euro 277.336,50 as upfront payment for Service Fees in Europe and Euro 187.990,65 as upfront Payment for Service Fees in USA

(b) every subsequent month, for 40 months (from February 2012 till May 2015 included), CRO shall invoice to Sponsor fixed instalments of Euro 39.289,34 for Service Fees in Europe and Euro 26.632,01 for Service Fees in USA.

With the monthly instalments, CRO shall also invoice the amounts indicated in Exhibit C with the wording: “as required/if required/at cost”, if any and after Sponsor approval.

As far as the instalments related to USA are concerned, the art. 2.7 will be applied.

2)	Payments for Pass-Through Costs will be made accordingly to the following:

(a) Within January 2012, CRO shall invoice to SPONSOR Euro 200.000,00 as upfront payment for pass-through costs in Europe and Euro 80.000,00 as upfront Payment for Pass-through costs in USA.

(b) When, with the incurred Pass-Through Costs, the amount of the upfront payments will be reached, CRO will start issuing monthly invoices to SPONSOR for the amount of Pass-Through Costs effectively incurred in the preceding month (in excess of the upfront payment under letter (a) above), including also the “at cost” Pass-Through Costs, if any.

In the event that SPONSOR requires detailed information relating to any Pass Through Cost (excluding the ones where a flat rate/fixed cost has been agreed), SPONSOR may, at its option visit CRO facilities pursuant to Section 8 contained herein or promptly receive by CRO the relevant documents evidencing the incurred Pass-Through Costs.

As far as the invoices related to USA are concerned, the art. 2.7 will be applied.

2.6           Sponsor shall make all payment to CRO in Euro and accordingly CRO shall invoice SPONSOR in said currency.

As far as the upfront payments are concerned (see 2.5.1.a and 2.5.2.a), SPONSOR shall pay by bank transfer the amount undisputed and invoiced to it by the CRO in Euro at the receipt of the invoices; for the subsequent invoices Sponsor shall pay by bank transfer the amount undisputed and invoiced to it by the CRO in Euro within 30 days from the end of the month of the invoice.

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Following are the wire transfer instructions for CRO, provided that, even if CRO designates new wire transfer instructions from time to time during the Term by written notice to SPONSOR, CRO’s bank accounts shall be always in the EU.

All payments to CRO shall be made to:

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Bank   [*]

Account Name   [*]

Account Number     [*]

IBAN [*]

Swift Code   [*]

The CRO shall submit all invoices to the SPONSOR at the address listed below:

Advanced Accelerator Applications, 20 Rue Diesel, 01630 Saint-Genis-Pouilly, France.

2.7           As far as USA is concerned, the parties agree not to mitigate for fluctuations in the exchange rate if the closing daily euro/USD exchange rate on the date of invoice for the rendered services and pass-through costs (as reported in the Wall Street Journal) is equal to or between 1,45 and 1,15 euro to the USD, but (i) if such exchange rate is greater than 1,45 euros to the US Dollar for more than 60 consecutive days, then the price for the services and pass-through costs in Euro will be decreased in the same proportion as the ratio of (a) 80% of the average increase in the closing daily euro/USD exchange rate during those 60 days to (b) 1,45; and (ii) if such exchange rate is less than 1,15 euros to the US Dollar for more than 60 consecutive days, then the price for the services and pass-through costs in euros will be increased in the same proportion as the as the ratio of (a) 80% of the average decrease of the closing daily euro/USD exchange rate during those 60 days to (b) 1,15.

By way of example, if the average closing daily euro/USD exchange rate during a period of 60 consecutive days in which the exchange rate exceed 1,45 equals 1,60 euros to the UD Dollars, then the price for the service will be reduced as follows:

80% (1,60 euro minus 1,45 euro) / 1,45 euro = 0,08

1000,00 euro minus (1000,00 euro X 0,08) = 920,00 euro (new price)

By way of example, if the average closing daily euro/USD exchange rate during a period of 60 consecutive days in which the exchange rate is below 1,15 equals 1,00 euros to the UD Dollars, then the price for the service will be increased as follows:

80% (1,15 euro minus 1,00 euro) / 1,15 euro = 0,10

1000,00 euro plus (1000 euro X 0,10) = 1100,00 euro (new price)

2.8.          The cost, fee and budget estimates specified in Exhibit C with respect to the STUDY are subject to a number of general and specific assumptions. The general assumptions (collectively, the “ ASSUMPTIONS”) are as follows:

•	There are no material changes to Exhibits A ;
•	CRO and SPONSOR will each execute all of their obligations under this Agreement in a timely fashion;
•	CRO and SPONSOR will fully cooperate with each other in the performance of their obligations under this Agreement and refrain from any actions or inactions which prevent each from timely or properly performing its obligations hereunder and there under, respectively; and
•	No event outside of CRO’s control occurs (that is events related to safety, IMP supply issues, force majeure events - see also art. 11- and events under direct Sponsor’s responsibility.

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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In the event that SPONSOR desires to modify or deviate from any of the ASSUMPTION, or CRO reasonably determines and evidences that the STUDY objectives cannot be fulfilled, based on the ASSUMPTIONS, (each a “DEVIATION”) then the budget, fees, costs and time estimates for such STUDY as specified in Exhibit C shall be modified in accordance with the terms of this Section.

In the event a DEVIATION is identified, the identifying party shall notify the other party of such DEVIATION. Within 15 working days from the receipt by CRO or from sending of such DEVIATION notice, CRO shall provide SPONSOR with an estimate of the modification to the timeline, costs and fees and overall budget (whether an increase or decrease) arising from such DEVIATION, if any, provided that said costs and fees shall be in line with costs and fees agreed in Exhibit C. SPONSOR shall have 15 working days to approve such modification estimates.

If SPONSOR does not, in its reasonable discretion, approve the modification estimates and has not terminated the Study but prefer the STUDY to be modified to take in account the DEVIATION, then CRO and SPONSOR shall use their commercially reasonable efforts to agree on modification estimates that are mutually acceptable.

Once the DEVIATION is approved by SPONSOR and the modification estimates are agreed, the services and activities included in the DEVIATION shall be considered Services under this Agreement and the Study and Project accordingly amended.

During the DEVIATION ASSESSMENT PERIOD (defined below), CRO shall continue work on the STUDY if practicable but shall not implement the modification representing the DEVIATION unless approved by SPONSOR.

For purposes of this Agreement, “DEVIATION ASSESSMENT PERIOD” means the time from the date CRO sends or receives a notice of DEVIATION pursuant to this Section and the date SPONSOR either accepts or rejects CRO’s modification estimates as specified in this Section.

2.9           The following bonus/malus is agreed between the Parties:

a) In case CRO will reach the target of final draft report within 43 months from the start of the activities (that is from 1st of November, 2011), SPONSOR will pay to CRO, in addition to the full contract value (i.e. the overall amount of the Service Fees and Pass Through Costs under this Agreement), a BONUS of Euro 400.000,00.

b) If CRO will not deliver the final draft report within 43 months from the start of the activities (that is from 1st of November, 2011) and the reason for such a delay is other than safety, IMP supply issues, force majeure events (see also art. 11) and events under direct Sponsor’s responsibility, CRO will continue the study activities on its own charge and expense for Service Fees up to a value of Euro 400.000,00.

3. CONFIDENTIALITY

3.1           In connection with the performance of the Services, SPONSOR shall provide to CRO, and CRO shall have access to, SPONSOR's Confidential Information. As used in this Agreement, "SPONSOR’s Confidential Information" means any: (a) information provided by, or developed for, SPONSOR within the framework of this Agreement, the Start-up Agreement, the Exhibit(s) or the Project; or (b) data collected or developed during the Project.

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3.2           In connection with this Agreement, SPONSOR will have access to, or become acquainted with, CRO's Confidential Information. As used in this Agreement, "CRO's Confidential Information" means any: (a) information generated or obtained in connection with CRO's pricing, proposals or contracts; (b) CRO's procedures, programs, guidelines or policies (including, without limitation, its Standard Operating Procedures).

3.3           Neither SPONSOR's Confidential Information nor CRO's Confidential Information (collectively, "CONFIDENTIAL INFORMATION") shall include any information that:

(a) was known by the receiving party at the time of disclosure to it by the disclosing party, or that is independently developed or discovered by the receiving party, after disclosure by the disclosing party, without the aid, application or use of any item of the disclosing party's Confidential Information, as evidenced by written records;

(b) is now or subsequently becomes, through no act or failure to act on the part of the receiving party, generally known or available;

(c) is disclosed to the receiving party by a third party authorized to disclose it; or

(d) is required by law or by court or administrative order to be disclosed; provided, that the receiving party shall have first given prompt notice to the other party of such required disclosure.

3.4           Each party shall exercise due care to prevent the unauthorized use or disclosure of the other party's Confidential Information, and shall not, without the other party's prior written consent: (a) use the other party's Confidential Information for any purpose other than performing its obligations under this Agreement and the Exhibit(s); or (b) disclose or otherwise make available, directly or indirectly, any item of the other party's Confidential Information to any person or entity other than those employees, independent contractors, agents or investigators of such party and/or its affiliated entities (collectively, "Representatives") who reasonably need to know the same in the performance of such party's obligations under this Agreement (including the Exhibit(s)), or in order to make decisions or render advice in connection therewith. Each party shall advise its Representatives who have access to the other party's Confidential Information of the confidential nature thereof, and agrees that such Representatives will be bound by terms of confidentiality and restrictions on use with respect thereto that are at least as restrictive as the terms of this Section 3 (it being understood that each Party shall remain responsible to the other for any breach by the respective Representatives of the confidentiality obligations under this Agreement).

3.5           The provisions of this Section 3 shall survive until the information remains Confidential Information and, in any event, for a period of ten (10) years from the date of any expiration or termination of this Agreement, however caused.

4. PERSONAL DATA

4.1           The Parties, duly informed with reference to the relevant legislative provisions on privacy and data protection, express their reciprocal consent and authorization for the processing and communication of their personal data which is necessary for any specific accounting and tax requirements and also for execution and management of relationship and contractual obligations between themselves.

4.2           With regard to all patients’ personal and sensitive data processing that are caused by performance of the SERVICES, the Parties agree that SPONSOR is the data controller and CRO is the data processor. For this purpose the parties shall enter into an appointment of

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“data processor”. CRO commits to comply with all applicable laws and regulations concerning personal data protection and treatment, including collecting all required authorizations and appointing the persons in charge of the processing where required.

4.3           All information provided under this Agreement by CRO to SPONSOR, final report, Case Report Forms and SAS datasets included, will be made available only under coded data format or in aggregated form, as appropriate, without any identifiable personal data. The Project will be therefore conducted by CRO in a way to prevent disclosure of any identifiable patient personal data to any SPONSOR’s employee according to the ICH, to applicable law, regulation and guidelines (including but not limited to the Italian Data Protection Authority’s “Guidelines for Data Processing within the Framework of Clinical Drug Trials”) . Any knowledge or treatment of such patient personal data by CRO and its employees or collaborators will be made in strict compliance with applicable laws and regulations on personal data, provided any prior express consent and authorization is duly obtained.

5. PROPERTY OF SPONSOR

5.1           All (a) of SPONSOR's Confidential Information (including, without limitation, all original Project records and reports), (b) unused clinical supplies provided by SPONSOR, and (c) complete and incomplete Case Report Forms, which in any case are in CRO's possession, shall be and remain SPONSOR's property.

5.2           All inventions, improvements, know-how, new uses, processes and compounds involving or however concerning the Study, drug(s) and/or product(s) covered by this Agreement and/or the Exhibit(s) and /or the Project that are conceived or reduced to practice or however result from the Study or the Services under this Agreement (including any work performed by clinical institutions, external laboratories or subcontractors) ("Results") shall be and remain the sole property of SPONSOR. CRO shall cooperate fully with SPONSOR in obtaining, at SPONSOR's sole cost and expense, any patent protection as may be available for the Results, and shall execute all documents reasonably deemed necessary by SPONSOR for purposes of procuring such patent protection. CRO agrees that it shall endeavour to ensure contractually the prompt disclosure to SPONSOR by any investigator, employee or other individual retained by CRO for the Project of any Results, as well as the cooperation of such persons in securing patent protection as set forth herein.

5.3           Notwithstanding the foregoing, SPONSOR acknowledges that CRO and its professional staff currently possess certain inventions, processes, know-how, trade' secrets, methods, approaches, analyses, improvements, other intellectual properties and other assets including, but not limited to, clinical trial management analyses, analytical methods, procedures and techniques, computer technical expertise and proprietary software, and technical and conceptual expertise in the area of conducting clinical trials, all of which have been developed independently by CRO without the benefit of any information provided by SPONSOR (collectively, "CRO Property"). SPONSOR agrees that any CRO Property which is used, improved, modified or developed by CRO under or during the term of this Agreement shall be and remain the sole and exclusive property of CRO.

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6. RESTRICTIONS ON ANNOUNCEMENTS

CRO shall not make any announcement, oral presentation or publication relating to the Project without SPONSOR's prior written consent (which consent shall not be unreasonably withheld), except as required by law or by court or administrative order. The Parties shall coordinate the wordings of such announcement, oral presentation or publication. Neither party shall employ or use the name of the other party in any publication or promotional material or in any form for public distribution, without the prior written consent of the other party, except as required by law or by court or administrative order.

7. INSPECTIONS

In the event that CRO receives a notice of inspection (a "Notice") from any authority entitled to do so which relates to the Project, CRO shall: (a) notify SPONSOR promptly of such Notice; (b) keep SPONSOR informed of the progress of the inspection; and (c) provide to SPONSOR a copy of any documents produced to the inspecting authority pursuant to such Notice. SPONSOR acknowledges that it is CRO's obligation to respond to a Notice directed to CRO. CRO ensures the attendance of one of its representatives, to be previously agreed upon with the Sponsor, during all the inspection operations.

SPONSOR shall have the right to perform co-monitoring visits or audit at the CRO/subcontractor facilities or at the investigator’s sites with respect to the services provided for the STUDY with reasonable prior written notice and with normal business hours. In such a case, the CRO will assist and cooperate with the SPONSOR.

8. ACCESS TO FACILITIES

SPONSOR's authorized representatives may visit CRO's site and facilities at reasonable times and with reasonable frequency during normal business hours and upon reasonable advance written notice, to observe the progress of any Services.

9. INDEMNIFICATION AND WARRANTIES

9.1           CRO shall defend, indemnify and hold harmless SPONSOR, its affiliated entities, and their respective trustees, officers, agents and employees from any and all losses, costs, expenses, liabilities, claims, actions and damages, directly and objectively attributable to the responsibility of CRO in the conduction of the Project and/or performance of the Services including without limitations, the failure to strictly comply with the Protocol, with good clinical practices, with Service timelines, with SPONSOR's written recommendations and instructions relative to the conduct of the Project, or with any applicable law, regulations or authority’s requirements, subject to the restrictions set forth in articles 9.2 and 9.3 below.

9.2           The above obligation of CRO shall not apply nor shall CRO be liable for any indemnification or expenses, and in fact, SPONSOR shall defend, indemnify, and hold harmless CRO, for actions or claims in any way arising from or caused by the wilful misconduct or gross negligence of SPONSOR or arising from or caused by any of its failures to comply with this Agreement.

9.3           The obligation of the indemnifying party hereunder, in connection with a third party claim or suit, shall apply only if the other party provides prompt written notification upon receipt of notice of any claim or suit (provided, however, that neither party shall be released

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from its obligations under this Section 9 if the failure to promptly notify the other party does not materially prejudice the defence of any claim), permits the indemnifying party and its attorneys and personnel to handle and control the defence of such claims or suits, including pre-trial, trial or settlement, and the indemnified party fully cooperates and assists in such defence. The indemnified party further agrees that it will not settle or compromise any such claim or suit without the prior written consent of the indemnifying party.

9.4           The parties shall secure and maintain in full force and effect through the performance of the Project (and following termination of the applicable Study to cover any claims arising from the applicable Study) insurance coverage in amounts appropriate to the conduct of the Project and the Services contemplated by the applicable Project, and shall provide evidence of insurance coverage in an acceptable form upon request.

9.5           In the event any breach or default by any of the Party of this Agreement with respect to its obligations under this Agreement, the respective Party’s damage liability to the other Party for such breach or default shall be limited to emerging damages (i.e. “danno emergente” under Italian law), except in case of losses sought or awarded for death or bodily injury for which such limitation shall not apply.

9.6           CRO represents and warrants that this Agreement will be performed in material compliance with all applicable laws and regulations, including without limitation, laws and regulations relating to health, safety and environment, fair labour practices, unlawful discrimination.

9.7           CRO shall maintain/extend/renew, for the entire duration of this Agreement, the approval by the French Ministry of Higher Education and Research mentioned in the premises of this agreement (the “French Ministry Approval”).

Without limitation of the foregoing, CRO shall make all filings and take all actions needed in order to maintain/extend/renew the French Ministry Approval and use its best effort thereto.

In case the French Ministry Approval is not maintained/extended/renewed for the entire duration of the Agreement, due to responsibility directly and objectively attributable to CRO, CRO shall pay to SPONSOR – also by way of set off with any amount due by SPONSOR to CRO under this agreement - as forfeiture (“penale” under Italian law), per each year in which the French Ministry Approval is not maintained/extended/renewed, 30% of the Services Fees invoiced in the reference year.

The above is provided that, in case the French Ministry Approval is not maintained/extended/renewed due to changes in the applicable legislation that prevent CRO to obtain it, the above provided forfeiture shall not apply.

10. DURATION AND TERMINATION

10.1         Without prejudice of the Parties’ rights in case of breach of this Agreement by the other Party, this Agreement is applicable to all Services rendered or to be rendered by CRO with respect to the Project, in accordance with Exhibit C, from 1st of November, 2011 until May 2015 (43 months).

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In case art. 2.9 b) shall apply, the duration is extended until completion of the Services or up to the € 400.000,00 value stated therein (whatever occurs first)

10.2         Without prejudice of any other remedy available, SPONSOR will be entitled to terminate this Agreement at any time by registered letter upon serious breach by CRO of its obligations not remedied, provided remediation is possible, within the term set out by SPONSOR.

10.3         SPONSOR shall have the right at any time to terminate the Agreement at will, serving thirty (30) days written notice to CRO.

10.4         In the event the Agreement is terminated by SPONSOR pursuant to article 10.3 above, SPONSOR shall pay to CRO all Service Fees due and owed in relation to conforming Services completed and Pass-through costs incurred through the effective date of termination, provided that they are duly documented.

Also SPONSOR shall pay an additional amount corresponding to the 15% of the Service Fees relating to the Services not performed, due to the termination; in the amount of the Services Fees relating to the Services not performed the bonus must be also considered if (i) the timing of the Services as provided in Exhibit C was respected up to termination and, if not respected, (ii) the reason for such a delay is force majeure events (see also art. 11) or safety, IMP supply issues and other events under direct Sponsor’s responsibility.

10.5         Upon receipt of a termination note, CRO shall over a ninety (90) days period cease performing any work not necessary for the orderly closeout of the Project or for the fulfilment of regulatory requirements. CRO shall use its best efforts to minimize any expenses resulting from any such early termination.

Except as provided above, CRO shall not be entitled to any other compensation nor indemnification in case of termination of this Agreement under the above article 10.3.

10.6         Any funds or advance payments held by CRO which by contract are deemed unearned shall be returned to SPONSOR within 30 (thirty) days after expiration or termination of this Agreement.

10.7         Following termination of this Agreement or the finalization of the Clinical Study Report, CRO shall forward, within 60 (sixty) days all original Project records and reports (including any CONFIDENTIAL INFORMATION) to SPONSOR (or to a repository designated by SPONSOR in writing), SPONSOR being the owner of all Project documentation, information and results. Thereafter, CRO shall retain only the documentation related to such Project that is required according to ICH regulation or local regulations on retention and destruction of records.

11. FORCE MAJEURE

If either party's performance of this Agreement or any Exhibit is prevented, restricted or delayed (either totally or in part) by reason of any cause beyond the reasonable control of the parties, such as acts of God, explosion, disease, weather, war, insurrection, civil strike, riot or power failure, the party so affected shall, upon giving notice thereof to the other party, be excused from such performance to the extent of such prevention, restriction or delay; PROVIDED, that the affected party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance.

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12. NO CONFLICT

Each party represents and warrants that it is authorized to enter into this Agreement and that the terms hereof are not inconsistent with or a violation of any contractual or other legal obligation to which it is subject.

13. LABOR LAWS

CRO shall take care at its own charge of any and all obligations towards its employees and collaborators arising from applicable labour and social security laws and regulations. Working condition for CRO’s employees rendering the Services under this Agreement will not be less than those stated in applicable national collective employment agreements. CRO will provide SPONSOR with evidence of compliance of above obligations and will permit and shall cause that any CRO’s collaborators permit SPONSOR any inspection.

14. INDEPENDENT CONTRACTOR

The status of the parties under this Agreement is that of independent contractors, and, except as specifically set forth herein, or in the Exhibit(s), neither party has any authority to bind or act on behalf of the other party without its express written consent. All contracts, expenses and liabilities undertaken or incurred by CRO in connection with or relating to this Agreement shall be undertaken, incurred or paid exclusively by CRO and not as an agent or representative of SPONSOR.

15. NOTICES

Apart from the ordinary business communications related to the conduct of the Study, which may be given also by informal means, any relevant notices, requests or other communications given under this Agreement (i.e. related to a modification, termination, indemnification procedure) shall be in writing and shall be given by personal delivery, or sent by (a) facsimile transmission (with message confirmed during normal business hours); (b) first class mail, postage prepaid; or (c) Federal Express (or equivalent nationally recognized overnight delivery service), delivery charges prepaid. All notices shall be given to a party at its respective address set forth below, or at such other address as such party from time to time may specify by notice in accordance with this Section 15. A notice shall be deemed given when actually received, PROVIDED, that if any facsimile notice is received after 5:00 P.M. local time at the place of receipt, it shall be deemed to have been given as of the next following business day.

If to CRO:

Pierrel Research Italy Spa

Via Alberto Falck 15

20099 Sesto S. Giovanni (MI)

Attention: Mr. Luigi Visani

fax: 0224862994.; E-mail: l.visani@pierrel-research.com

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 If to SPONSOR:

Advanced Accelerator Application

Via Ribes, 5

10010 Colleretto Giacosa (TO)

Italy

Attention Mrs. Paola Santoro

Fax: +39 0125561212; E-mail paola.santoro@adacap.com

16. ENTIRE AGREEMENT

This Agreement, together with all corresponding Exhibits, Amendments or Deviation, constitutes the entire agreement between SPONSOR and CRO with respect to the subject matter hereof, and replaces and supersedes any and all prior and contemporaneous agreements and/or understandings, whether oral or written, between SPONSOR and CRO with respect to the subject matter hereof. This Agreement (including the Exhibit(s)) may be amended or modified only by a written instrument executed by a duly authorized officer of each party.

17. CONSTRUCTION OF AGREEMENT

The descriptive headings of the Sections of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions of this Agreement. The failure of either party to enforce any provision of this Agreement (including Exhibit(s)) shall not be construed as a waiver or limitation of that party's subsequent rights to enforce and compel strict compliance with every provision of this Agreement. To the extent any provision of this Agreement or the application thereof is found by a proper authority to be invalid or unenforceable, it shall be considered deleted herefrom, and the remainder of this Agreement shall continue in full force and effect.

18. APPLICABLE LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of Italy, without regard to provisions of conflicts of law. Any lawsuit arising from or related to this Agreement shall be brought exclusively before the Court of Milano, and each party hereby consents to the jurisdiction of such court.

19. ASSIGNMENT

Neither SPONSOR nor CRO may assign this Agreement or any rights hereunder or delegate the performance of any duties hereunder without the prior written approval of the other party, which approval shall not be unreasonably delayed or withheld; it is therefore agreed between the Parties that CRO shall subcontract the Services, in whole or in part, to the subsidiaries and/or affiliates of Pierrel Research without prejudice to CRO liability vis-à-vis SPONSOR for the fulfilment of the obligations set forth by this Agreement.

Also, without CRO consent, SPONSOR may assign this Agreement to its affiliated companies (directly or indirectly controlled). Subject to the foregoing, this Agreement shall be binding

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upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

20. SURVIVAL

Sections 3 and all other provisions that expressly or by their nature survive (including, without limitation, Section 2, 4, 5, 8, 9, and this Section 20), will survive the termination or expiration of this Agreement.

21. SIGNATORIES

This Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when joined, shall together constitute one and the same agreement.

***

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first above written.

Advanced Accelerator Applications	PIERREL RESEARCH ITALY S.p.A.
Saint-Genis-Poully	Sesto S. Giovanni (MI)

/s/ Stefano Buono	/s/ Luigi Visani
Stefano Buono	Luigi Visani
Chief Executive Officer	Chief Executive Officer

09/02/2012	16/02/2012
Date	Date

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EXIBIT A: PROTOCOL / PROTOCOL SYNOPSIS

EXIBIT B: APPROVAL by FRENCH MINISTRY OF HIGHER EDUCATION and RESEARCH

EXIBIT C: ASSUMPTIONS and COST PROPOSAL BY CRO

EXHIBIT D: PAYMENT SCHEDULE FOR CRO SERVICES AND OPERATIONAL COSTS

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